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 FORM 3                                                   OMB APPROVAL
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                                                  OMB Number:         3235-0104
                                                  Expires:     October 31, 2001
                                                  Estimated average burden
                                                  hours per response ...... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


(Print or Type Responses)
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
     Global Alpha Corporation                 Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              Perceptronics, Inc.                 (Month/Day/Year)
     (Last)     (First)     (Middle)          4/6/2001                      (trading symbol: PCTR)
     Craigmuir Chambers                    ----------------------------  ----------------------------------  -----------------------
     P.O. Box 71                           3. IRS or Social Security     5. Relationship of Reporting        7. Individual or Joint/
----------------------------------------      Number of Reporting             Person(s) to Issuer               Group Filing (Check
             (Street)                         Person (Voluntary)            (Check all applicable)              Applicable Line)
     Road Town, Tortola,                      N/A                              Director     X    10% Owner     X    Form filed by
     British Virgin Islands                ----------------------------  -----            -----              -----  One Reporting
--------------------------------------                                         Officer           Other              Person
      (City)      (State)      (Zip)                                     ----- (give      -----  (specify           Form filed by
                                                                               title below)      below)      -----  More than One
                                                                                                                    Reporting Person

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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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    Common Stock                                 500,000                         D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
                          REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.                  (Over)
                                                                                                                     SEC 1473 (3-99)

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
 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deriv-        ative
                                                                                      ative         Security:
                                                                                      Security
                                 -------------------------------------------------                  Direct
                                 Date      Expira-                       Amount or                  (D) or
                                 Exercis-  tion             Title        Number                     Indirect (I)
                                 able      Date                          of Shares                  (Instr. 5)

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Warrant (Right to Buy)           4/5/2001   5/5/2001    Common Stock       500,000     $0.20         D
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Warrant (Right to Buy)           4/5/2001   6/4/2001    Common Stock       750,000     $0.20         D
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Warrant (Right to Buy)           4/5/2001   7/4/2001    Common Stock       750,000     $0.20         D
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Warrant (Right to Buy)           4/5/2001   8/3/2001    Common Stock     6,058,222     $0.22         D
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Warrant (Right to Buy)           4/5/2001  10/2/2001    Common Stock     6,058,222     $0.23         D
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Explanation of Responses:
                                                                              /s/ Abdulaziz Bin Fahad Bin Abdullah   April 16, 2001
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*  If the form is filed by more than one reporting person, see                **Signature of Reporting Person             Date
   Instruction 5(b)(v).                                                         Abdulaziz Bin Fahad Bin Abdullah,
**Intentional misstatements or omissions of facts constitute Federal Criminal   Director
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form                                  Page 2
are not required  to respond unless the form displays a currently valid OMB Number.                                  SEC 1473 (3-99)

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